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                                  [LETTERHEAD]


FOR IMMEDIATE RELEASE
                                                     CONTACT: MICHAEL E. PEPPEL
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                   937-291-8045
                                                            mpeppel@mcsinet.com

      MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES A SIGNED DEFINITIVE MERGER AGREEMENT WITH DREHER BUSINESS PRODUCTS CORPORATION AND A CLOSED DEFINITIVE
                  AGREEMENT WITH J.O.S PROJECTION SYSTEMS, INC.

DAYTON, OH  - NOVEMBER 20, 1998 -  Miami Computer Supply Corporation (NASDAQ:
MCSC), a leading distributor of computer supplies and audio-visual presentation products, today announced that it has signed a definitive merger agreement with Dreher Business Products Corporation, an $80 million (annual revenues) distributor of computer supplies, headquartered in Cleveland, Ohio.

     The Company also announced that it has closed a definitive asset purchase agreement with J.O.S. Projection Systems, Inc., a $3 million (annual revenues) distributor of audio-visual presentation products, headquartered in Laguna Niguel, California.

     Michael E. Peppel, President and Chief Executive Officer of Miami Computer Supply Corporation said, "The news of the merger with Dreher Business Products will impress the industry since Dreher is one of the premier independent business products distributors in the country. They enhance and complement our offerings in computer supply and technology products, presentation products and integration services. MCSC and Dreher Business Products have been mutually respected competitors for over fifteen years. The team of Joe Dreher, Neil Dreher, Jim Haskell and Mike Trebilcock is one of the most respected and talented management teams in the country, and we at MCSC are delighted to be on the same side of the fence after all these years. The Dreher management has been an effective operator since 1964 when the company was founded. "

     "We have been working on the substantial Axidata and Dreher transactions for an extended period of time and look forward to their successful completion. However, our number one focus as a company remains the execution of our internal growth strategy and operating the most effective business model in the industry. We will continue to integrate and leverage the expertise of our merger partners. Once the merger with Dreher, and the previously announced Axidata acquisition close, MCSC's revenue run rate will exceed $500 million, and provide us with unprecedented momentum moving into 1999," added Peppel.

     Neil Dreher, President of Dreher Business Products, Inc. said, "Over the last few years, we've recognized the need to become part of something larger and more dynamic. We owe it to our associates and our customers to build synergies that will move to fuel business growth and improve the services we provide. This merger gives us the ability to offer coast-to-coast coverage to our growing account base. We're thrilled to be part of this new nationwide team and look forward to contributing to this growing organization's future. From consumables to integration we now offer a suite of services unmatched in today's business products marketplace."


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Miami Computer Supply Corporation
Press Release
Page 2


     Miami Computer Supply Corporation went public in November of 1996. Since the IPO, Miami Computer Supply has increased the number of its sales personnel from 53 to 308 and its annual sales from $107.4 million as of December 31, 1997 to a pro forma annualized 12 month run rate of over $320 million (not including the Dreher and Axidata transactions).

     Miami Computer Supply Corporation is a distributor of computer and office automation supplies and accessories and audio-visual presentation products throughout the United States and in certain foreign countries.
Miami Computer Supply Corporation distributes over 1,800 core products primarily to middle market and smaller companies and to governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation and Canon for computer supplies, and Sharp, Epson, Sony and Proxima for audio-visual presentation products and Intel Team Station video conferencing products. Additional information regarding the Company can be obtained at http://www.mcsinet.com.

          The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, actions of competitors, the Company's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect the Company's business, is set forth in the Company's Form 10-K for the year ended December 31, 1997, and its Form 10-Q for the nine months ended September 30, 1998.

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